Exhibit 5.1

Goodwin Procter LLP 2929 Arch Street Suite #1700 Philadelphia, Pennsylvania 19104

August 28, 2025

Cognition Therapeutics, Inc.

2500 Westchester Ave.

Purchase, NY 10577

Re:      Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-268992) (as amended or supplemented, the “Registration Statement”) filed on December 23, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on January 3, 2023.

Reference is made to the opinion letter from Troutman Pepper Hamilton Sanders LLP dated December 23, 2022, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 28, 2025, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to (i) the offering by the Company of up to an aggregate of 14,700,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) the registration of placement agent warrants (the “Placement Agent Warrants”) to purchase up to 514,500 shares of Common Stock (such shares issuable upon exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”) to be issued to the placement agent pursuant to the Placement Agency Agreement (as defined below) covered by the Registration Statement. The Shares and Placement Agent Warrants are being sold and issued pursuant to (i) a securities purchase agreement, dated as of August 27, 2025 (the “Securities Purchase Agreement”), by and among the Company and the purchasers signatory thereto (each, a “Purchaser” and, collectively, the “Purchasers”) and (ii) a placement agency agreement by and between the Company and the placement agent signatory thereto (the “Placement Agency Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Cognition Therapeutics, Inc.

August 28, 2025

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to opinions paragraph 2, the law of the State of New York. Based on the foregoing, we are of the opinion that:

1.	The Common Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Placement Agent Warrants have been duly authorized and executed by the Company and, when delivered in exchange for the consideration set forth in accordance with the terms of the Placement Agency Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Placement Agent Warrant Shares were issued today in accordance with the terms of the Placement Agent Warrants, they would be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP